Exhibit 99.1

The Priceline Group Announces Proposed Public Offering of Senior Notes

NORWALK, Conn.-September 16, 2014

The Priceline Group Inc. (Nasdaq: PCLN) announced today its intention to offer, subject to market and other conditions, a benchmark issue of Senior Notes in an underwritten public offering.

The Priceline Group plans to use the net proceeds from the offering of the notes for general corporate purposes, which may include share repurchases, repayment of debt and acquisitions, among other uses.

Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc, Wells Fargo Securities, LLC, Citigroup Global Markets Limited and Goldman, Sachs & Co. will act as joint book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 that has previously been filed with the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement, together with the accompanying prospectus, related to the offering will be filed with the SEC and will be available on the SEC’s website, http://www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying prospectus related to this offering may be obtained by contacting: Deutsche Bank AG, London Branch, at +1 (800) 503-4611 or prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on The Priceline Group management’s current expectations, including the expected consummation of the proposed offering and plans, projections and estimates regarding the use of proceeds from the proposed offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect The Priceline Group and its results is included in The Priceline Group’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”  We undertake no obligation to update any information contained in this press release.

About The Priceline Group

The Priceline Group Inc. (NASDAQ: PCLN) is the world leader in online travel, serving consumers and partners through six primary brands - Booking.com, priceline.com, agoda.com, KAYAK, rentalcars.com and OpenTable.

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For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@pricelinegroup.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@pricelinegroup.com